Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                                                                                                                                             February 9, 2015
                                                                                                                                                                                                                                                                                                                                                                                                                                                                         Press Contact:  G. Patrick Corydon
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                         (317) 636-9800
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                 corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES THE ELECTION OF A DIRECTOR

Carmel, Indiana, February 9, 2015—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced that Mr. Arshad R. Zakaria was elected to the Board of Directors during the Company’s regular quarterly board meeting held on February 5, 2015.

Mr. Zakaria is the Chief Executive and Co-Founder of New Vernon Capital LLC.  New Vernon Capital was founded in 2004 and has a focus on emerging markets, particularly India.  Prior to forming New Vernon Capital, Mr. Zakaria was an Executive Vice President of Merrill Lynch & Co., Inc. and President of the Global Markets and Investment Banking Group (GMI) from October 2001 to August 2003 and Chairman of that group from August 2003 to December 2003.  As President of GMI, he was responsible for investment banking, debt and equity markets, and private equity on a global basis.  From May 2000 until October 2001, Mr. Zakaria served as head of Corporate Risk Management.  He also served as a member of Merrill Lynch’s Executive Management and Operating Committees.

Mr. Zakaria received his B.A. degree, summa cum laude, in applied mathematics, from Harvard University in 1985.  He received his M.B.A. with high distinction from Harvard Business School in 1987 where he was a Baker Scholar and a recipient of the Loeb-Rhoades Fellowship for Finance.

Mr. Zakaria is a member of the Advisory Council of the South Asia Institute of Harvard University, the HBS India Advisory Board, and the Brookings India Initiative Founders Circle.

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.